Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 22, 2019 (this “First Amendment”), among ESSENTIAL PROPERTIES REALTY TRUST, INC., a Maryland real estate investment trust (the “Parent REIT”), ESSENTIAL PROPERTIES, L.P., a Delaware limited partnership (the “Borrower”), BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the several banks and their financial institutions or other entities from time to the parties thereto (the “Lenders”) and the Administrative Agent have entered into that certain Amended and Restated Credit Agreement, dated as of April 12, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders make certain changes to the Existing Credit Agreement as further described herein; and

WHEREAS, the Administrative Agent and the Lenders have agreed to so amend the Existing Credit Agreement on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the continued performance by the Borrower and the other Loan Parties of their respective promises and obligations under the Existing Credit Agreement (as amended by this First Amendment, the “Credit Agreement”) and the other Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Existing Credit Agreement.
Section 2.	Amendments to Credit Agreement. As of the First Amendment Effective Date (as defined below), the Existing Credit Agreement is hereby amended as follows:
(a)	The following definitions shall be added to Section 1.1 of the Existing Credit Agreement in the appropriate alphabetical order:

““Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.”

““Benchmark Replacement Adjustment”: with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.”

““Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent in consultation with the Borrower determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).”

““Benchmark Replacement Date”: the earlier to occur of the following events with respect to the LIBO Rate:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.”

““Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)

a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.”

““Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date mutually agreed to by the Administrative Agent and the Borrower.”

““Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

““Capital One Credit Agreement”: the credit agreement expected to be dated on or about November 22, 2019, among the Parent REIT, the Borrower, the several banks and other financial institutions or entities from time to time party to that agreement, and Capital One, National Association, as administrative agent.”

““Capital One Hedge Agreement”: any Hedge Agreement permitted under Section 7.2(n) that is entered into by and between any Loan Party and any Capital

One Hedge Bank and designated in writing by the Borrower to the Administrative Agent as a “Capital One Hedge Agreement”.

““Capital One Hedge Bank”: any Person that is an agent, a lender, an arranger or an affiliate of any of the foregoing under the Capital One Credit Agreement, at the time it enters into a Capital One Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an agent, a lender, an arranger or an affiliate of any of the foregoing under the Capital One Credit Agreement.”

““Early Opt-in Election”: the occurrence of:

(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.”

““Federal Reserve Bank of New York’s Website”: the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.”

““First Amendment”:  First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, among the Parent REIT, the Borrower, the lenders party thereto and the Administrative Agent.”

““First Amendment Effective Date”:  the date on which the conditions precedent set forth in Section 2 of the First Amendment shall have been satisfied, which date shall be no later than December 31, 2019.”

““Relevant Governmental Body”: the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.”

““SOFR”: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.”

““Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.”

““Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

(b)	The definition of “Capital Lease Obligations” in Section 1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

““Capital Lease Obligations”:  with respect to any Person (and subject to Section 10.16), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.”

(c)	The definition of “Capitalization Rate” in Section 1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

““Capitalization Rate”: with respect to any Real Property Asset, (i) if such Real Property Asset is directly or indirectly subject to a Lien (other than a Permitted Lien) or Negative Pledge that secures any Indebtedness of any Person, 7.25%, and (ii) if such Real Property Asset is not directly or indirectly subject to a Lien that secures any Indebtedness of any Person or is subject to a Negative Pledge or Permitted Lien, 7.25%.”

(d)	The definition of “Eligible Unencumbered Mortgage Notes Receivable Value” in Section 1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

“Eligible Unencumbered Mortgage Notes Receivable Value”: on any date of determination, an aggregate amount equal to the GAAP book value of Eligible Unencumbered Mortgage Notes Receivable as of such date, provided that, the Eligible Unencumbered Mortgage Notes Receivable Value for any for Eligible Unencumbered Mortgage Notes Receivable owned by an Unconsolidated Joint Venture shall be equal to the Parent REIT’s Ownership Share of the Eligible Unencumbered Mortgage Notes Receivable Value for such Eligible Unencumbered Mortgage Notes Receivable, and provided further that the Eligible Unencumbered Mortgage Notes Receivable Value shall not exceed more than 10% of total Eligible Unencumbered Pool Asset Value.”

(e)

The definition of “Eligible Unencumbered Real Property Value” in Section 1.1 of the Existing Credit Agreement is hereby amended by deleting the words “$10.0 million” and replacing with the words “5% of Eligible Unencumbered Real Property Value”.

(f)	The definition of “Permitted Liens” in Section 1.1 of the Existing Credit Agreement is hereby amended by deleting clause (e) and restating it as follows:

“(e) Liens in favor of (i) the Administrative Agent for the benefit of the Lenders (including their affiliates in respect of any Specified Hedge Agreement permitted hereunder) or (ii) in favor of the administrative agent or other representative on behalf of the administrative agent under the Capital One Credit Agreement for the benefit of lenders thereunder (including their affiliates in respect of any Capital One Hedge Agreement permitted thereunder)”

(g)	The definition of “Permitted Transfer Restrictions” in Section 1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

““Permitted Transfer Restrictions”:  (a) obligations, encumbrances or restrictions contained in any sale agreement restricting the creation of liens on, or the sale, transfer or other disposition of equity interests or property that is subject to, any Real Property Asset pending the sale thereof; provided that the encumbrances and restrictions apply only to the subsidiary or assets that are subject to such sale agreement, (b) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements, franchise agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Real Property Asset, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, (c) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners or members of the Borrower or of any other subsidiary of the Parent REIT imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such subsidiary pursuant to “tax protection” or other similar agreements and (d) obligations, encumbrances or restrictions contained in the Capital One Credit Agreement.”

(h)	The definition of “REIT Permitted Investments” in Section 1.1 of the Existing Credit Agreement is hereby amended and restated as follows:

““REIT Permitted Investments”:  Investments by the Parent REIT or any Subsidiary of the Parent REIT in the following items at any one time outstanding; provided that, on any date of determination, the aggregate value of such holdings of the Parent REIT and its Subsidiaries shall not exceed the following amounts as a percentage of Total Asset Value on such date:

(i)	Mortgage Notes Receivables	10%
(ii)	Pro rata share of Unconsolidated Joint Ventures	5%

(iii)	Ground lease properties	5%
(iv)	Unencumbered Real Properties that are not free-standing net leased retail locations	5%
(v)	Publicly traded and non-traded securities	5%
(vi)	Aggregate of (i) to (v)	15%”

(i)

The definition of “Total Asset Value” in Section 1.1 of the Existing Credit Agreement is hereby amended by deleting clause (d) and the proviso immediately following thereafter and restating as follows:

“(d) the lesser of (i) 10% of the Total Asset Value and (ii) the aggregate sums expended on the construction or redevelopment of improvements (including land acquisition costs) with respect to properties on which construction or redevelopment has commenced but has not yet been completed;

provided that, the aggregate amount of lease incentives included in clause (b) above as of any date of determination shall not exceed 5% of Total Asset Value.”

(j)	Section 2.2 of the Existing Credit Agreement is hereby amended and restated as follows:
“2.2.

Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent (i) prior to 11:00 A.M. (local time in New York City) or such later time as agreed to by the Administrative Agent in its sole discretion, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) prior to 11:00 A.M. (local time in New York City) on the Borrowing Date, in the case of Base Rate Loans).  Each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple in excess thereof (or, if the lesser of (A) the Borrowing Base and (B) the then aggregate Available Revolving Credit Commitments is less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple in excess thereof.  Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M. (local time in New York City) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.”

(k)	Section 2.15(b) of the Existing Credit Agreement is hereby deleted in its entirety and “[Reserved]” shall be substituted therefor.
(l)	The following new Section 2.26 shall be added in the appropriate numerical order:
“2.26	Effect of Benchmark Transition Event.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment (the “Benchmark Replacement Amendment”) to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement Amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that the Borrower accepts the Required Lenders’ or the Administrative Agent’s written request for such Benchmark Replacement Amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes pursuant to the Benchmark Replacement Amendment and otherwise from time to time with the Borrower’s consent and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBO Rate will not be used in any determination of Base Rate.”

(m)	Section 4.18 of the Existing Credit Agreement is hereby amended by deleting clause (a) and restating it as follows:

“(a)

No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them (other than any projections and information of a general industry nature), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements are made.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, is subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.”

(n)	Section 6.7(i) of the Existing Credit Agreement is hereby amended to add the words “materially and” immediately before the word “adversely” in clause (ii) thereof.
(o)	Section 7.2 of the Existing Credit Agreement is hereby amended by deleting clause (n) and restating it as follows:

“(n) Indebtedness in respect of Obligations under Specified Hedge Agreements and obligations under Capital One Hedge Agreements, in each case, not for speculative purposes and Guarantee Obligations thereof.”

(p)	Section 7.12 of the Existing Credit Agreement is hereby amended and restated as follows:

“7.12	Limitation on Negative Pledge Clauses

.  Enter into or suffer to exist or become effective any Negative Pledge that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee Agreement, other than (each of the following, a “Permitted Negative Pledge” and collectively, the “Permitted Negative Pledges”):  (a) this Agreement and the other Loan Documents, the Capital One Credit Agreement and related loan documents thereto, or by operation of Requirements of Law; (b) in connection with the Specified Master Trust Notes Documents, but solely with respect to Subsidiaries that are not Eligible Subsidiaries, provided that, such prohibition or limitation shall only be effective against the assets financed thereby and the Capital Stock of any Subsidiary party thereto; (c) single purpose entity limitations contained in charter documents for Subsidiaries that are not Eligible Subsidiaries; (d) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Group Member; (e) customary provisions restricting assignment of any licensing agreement or other contract entered into by any Group Member in the ordinary course of business; (f) customary restrictions and conditions contained in agreements relating to the sale or other Disposition of a Subsidiary or assets pending such sale (provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale or other Disposition is permitted hereunder); (g) customary provisions in joint venture agreements restricting the transfer or encumbrance of equity interests in such joint venture or the assets owned by such joint venture, or otherwise restricting transactions between the joint venture and the Borrower and its Subsidiaries; and (h) restrictions or conditions contained in any agreement relating to Consolidated Secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the direct or indirect Equity Interests in the issuer of such Consolidated Secured Debt.”

(q)	Section 7.7(l) of the Existing Credit Agreement is hereby amended to delete the reference to “$25,000,000” and to replace such reference with “5% of Total Asset Value as of such date”.
(r)	Section 7.15 of the Existing Credit Agreement is hereby amended and restated as follows:
“Section 7.15	Limitation on Activities of the Parent REIT

.  In the case of the Parent REIT, (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower, its operations as a Parent REIT and the performing of activities in preparation for and consummating any public offering of its Capital Stock and related to its status as a public company, (ii) participating in tax, accounting and other administrative and fiduciary matters as a parent of the Group Members or as a direct or indirect owner of the Borrower, in each case, in accordance with the terms of the Loan Documents to which it is a party, (iii) providing customary compensation, indemnification and insurance coverage to officers and directors, or (iv) activities incidental to the businesses or activities described above and incurred in the ordinary course of business, (b) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations (other than liabilities or financial obligations in the ordinary course of its business), except (i) nonconsensual obligations imposed by operation of law, (ii) pursuant to the Loan Documents and the Capital One Credit Agreement and related loan documents thereto, in each case, to which it is a party, (iii) obligations with respect to its Capital Stock, (iv) Consolidated Unsecured Debt permitted by Section 7.2(f), (v) liabilities for compensation and other employment matters, including pursuant to employment agreements filed by the Parent REIT with the SEC, (vi) liabilities incidental to its status as a publicly traded real estate investment trust under the Code and not constituting liabilities in respect of Indebtedness for borrowed money (including liabilities associated with employment contracts, executive officer and director indemnification agreements and employee benefit matters), indemnification obligations pursuant to purchase and sale agreements, tax liabilities; (vii) other immaterial obligations, immaterial intercompany obligations or other intercompany obligations owing by the Parent REIT to the Borrower or any Subsidiary of the Borrower; and (viii) as otherwise expressly permitted by the Loan Documents; or (c) own, lease, manage or otherwise operate any properties or assets (including cash and Cash Equivalents) other than the (i) ownership of shares of Capital Stock of the Borrower or any other Wholly Owned Subsidiary of the Parent REIT that owns, directly or indirectly, all or any portion of the Capital Stock of the Borrower, (ii) cash or Cash Equivalents (including cash and Cash Equivalents received in connection with dividends made by the Borrower in accordance with Section 7.6 pending application in the manner contemplated by said Section) and of any other assets on a temporary basis that are in the process of being transferred through the Borrower or any Group Member as part of a permitted Restricted Payment or a downstream contribution, directly or indirectly to the Borrower and (iii) cash and other assets of nominal value incidental to its status as a public company or its ownership of the Capital Stock described in this Section 7.15.”

(s)	Section 10.1 of the Existing Credit Agreement is hereby amended by deleting the words “Secton 2.15(b)” and replacing with the words “Section 2.26”.
(t)	Section 10.16 of the Existing Credit Agreement is hereby amended and restated as follows:
“10.16	Accounting Changes

.  In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this

Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.  Notwithstanding anything to the contrary contained herein or in the definition of “Capital Lease Obligations,” to the extent any change in accounting for leases pursuant to GAAP resulting from the adoption of  Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 15, 2018, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.”

(u)	The following new Section 10.22 shall be added in the appropriate numerical order:
“10.22

Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan

Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support

(ii)As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party

“Covered Entity”: any of the following:

a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

Section 3.

Conditions to Effectiveness. This First Amendment shall become effective as of the first Business Day (the “First Amendment Effective Date”) on which each of the following conditions precedent shall have been satisfied:

(a)

The Administrative Agent (unless otherwise noted below) shall have received each of the following (unless otherwise agreed to or waived by the Administrative Agent), in form and substance satisfactory to the Administrative Agent and dated as of the First Amendment Effective Date:

(i)	this First Amendment, duly executed by the Borrower, the Parent REIT and the Supermajority Lenders; and
(ii)	the Acknowledgment and Consent Agreement in the form attached hereto as Exhibit A, duly executed by the Guarantors.
(b)	All governmental and third party approvals necessary in connection with the continuing operations of the Loan Parties and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(c)

The Lenders and the Administrative Agent shall have received all actual out-of-pocket expenses for which invoices have been presented (including reasonable fees, actual out-of-pocket disbursements and other charges of outside counsel to the Administrative Agent), on or before the First Amendment Effective Date.

(d)

On or prior to December 31, 2019, the Borrower shall have entered into a term loan facility with Capital One, National Association, as administrative agent, of not less than $300,000,000, the proceeds of which are to be applied on or after the First Amendment Effective Date to general corporate purposes and to repay a portion of the 2016-1 Notes and the Revolving Credit Loans.

Section 4.

Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this First Amendment, the Borrower and the Parent REIT hereby jointly and severally represent and warrant to the Administrative Agent and Lenders on the date hereof that:

(a)

Each of the representations and warranties set forth in Section 4 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects on the date hereof on and as of such date as if made on and as of such date, provided that (x) to the extent that any such representation or warranty relates to a specific earlier date, they shall be true and correct in all material respects as of such earlier date and (y) to the extent that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates;

(b)

The execution, delivery and performance of this First Amendment and the Acknowledgment and Consent (a) will not violate any material Requirement of Law or any material Contractual Obligation of any Group Member and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (except, in the case of Liens on properties or assets that are not Eligible Unencumbered Assets, any such Lien that could not reasonably be expected to have a Material Adverse Effect). No Requirement of Law or Contractual Obligation applicable to any Group Member would reasonably be expected to have a Material Adverse Effect; and

(c)

Each Loan Party has the corporate or other power and authority, and the legal right, to make, deliver and perform this First Amendment and the Acknowledgment and Consent (as applicable).  Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of this First Amendment and the Acknowledgment and Consent (as applicable).  No consent or authorization of, filing with, notice to or other act by or in respect of, any

Governmental Authority or any other Person is required in connection with the borrowings under the Credit Agreement or the execution, delivery, performance, validity or enforceability of this First Amendment or the Acknowledgment and Consent (as applicable). This First Amendment and the Acknowledgment and Consent have been duly executed and delivered on behalf of each Loan Party that is a party thereto. This First Amendment and the Acknowledgment and Consent constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.	Reference to and Effect on the Loan Documents.
(a)

As of the First Amendment Effective Date, each reference in the Credit Agreement and the other Loan Documents to the “Credit Agreement”, “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby.

(b)	Except to the extent amended hereby, the Credit Agreement and all of the other Loan Documents shall remain in full force and effect and each is hereby ratified and confirmed.
(c)

The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any Default or Event of Default or of any right, power, privilege or remedy of the Administrative Agent, any Lender under the Credit Agreement or any Loan Document, or constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d)	This First Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.
Section 6.	Governing Law. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 7.

Headings. Section headings used herein are for convenience of reference only, are not part of this First Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this First Amendment.

Section 8.

Severability. Any provision of this First Amendment (or any provision of the Credit Agreement to the extent modified pursuant to this First Amendment) that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.

Execution in Counterparts. This First Amendment may be executed by one or more of the parties to this First Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this First Amendment by facsimile transmission or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this First Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 10.

Waiver of Jury Trial. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS FIRST AMENDMENT OR ANY OTHER LOAN DOCUMENT IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ESSENTIAL PROPERTIES REALTY TRUST INC., as the Parent REIT

By:	/s/ Hillary Hai
Name: Hillary Hai
Title: CFO

ESSENTIAL PROPERTIES, L.P., as the Borrower

By:	Essential Properties OP G.P., LLC, its general partner

By:	/s/ Hillary Hai
Name: Hillary Hai
Title: CFO

[Signature Page to First Amendment]

BARCLAYS BANK PLC, as Administrative Agent and Lender

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Vice President

[Signature Page to First Amendment]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jamie Minieri
Name: Jamie Minieri
Title: Authorized Signatory

[Signature Page to First Amendment]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

[Signature Page to First Amendment]

SUNTRUST BANK, as a Lender

By:	/s/ Nick Preston
Name: Nick Preston
Title: Director

[Signature Page to First Amendment]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Andrew Griffin
Name: Andrew Griffin
Title: Authorized Signatory

[Signature Page to First Amendment]

Bank of America, N.A., as a Lender

By:	/s/ Michael W. Edwards
Name: Michael W. Edwards
Title: Senior Vice President

[Signature Page to First Amendment]

CITIBANK, N.A., as a Lender

By:	/s/ David Bouton
Name: David Bouton
Title: Authorized Signatory

[Signature Page to First Amendment]

Citizens Bank, N.A

By:	/s/ Frank Kaplan
Name: Frank Kaplan
Title: Vice President

[Signature Page to First Amendment]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to First Amendment]

CAPITAL ONE, NATIONAL ASSOCIATION., as a Lender

By:	/s/ Peter Ilovic
Name: Peter Ilovic
Title: Authorized Signatory

[Signature Page to First Amendment]

EXHIBIT A

ACKNOWLEDGMENT AND CONSENT

Reference is made to (a) the FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 22, 2019 (the “First Amendment”), to the Amended and Restated Credit Agreement, dated as of April 12, 2019 (as amended, restated, supplemented or otherwise modified in writing from time to time, including pursuant to the First Amendment, the “Credit Agreement”), among ESSENTIAL PROPERTIES REALTY TRUST, INC., a Maryland real estate investment trust (the “Parent REIT”), ESSENTIAL PROPERTIES, L.P., a Delaware limited partnership (the “Borrower”), BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) and the Lenders party thereto, and (b) the AMENDED AND RESTATED GUARANTEE AGREEMENT, dated as of April 12, 2019 (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Guarantee Agreement”), made by the Parent REIT and the Subsidiary Guarantors, in favor of the Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

Each of the undersigned parties to the Guarantee Agreement hereby acknowledges and agrees that the guarantees made by such party contained in the Guarantee Agreement are, and shall remain, in full force and effect after giving effect to the First Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Consent to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ESSENTIAL PROPERTIES REALTY TRUST, INC., as the Parent REIT

By:	/s/ Hillary Hai
Name: Hillary Hai
Title: CFO
ESSENTIAL PROPERTIES, L.P., as the Borrower

By:	Essential Properties OP G.P., LLC, its general partner

By:	/s/ Hillary Hai
Name: Hillary Hai
Title: CFO

SCF REALTY IFH LLC

SCF REALTY FUNDING LLC

SCF REALTY SERVICING COMPANY LLC

SCFRC-HW LLC

SCF REALTY CAPITAL TRUST LLC

SCFRC-HW-V LLC

SCFRC-HW-528 SOUTH BROADWAY-

SALEM

SCFC-HW-G LLC

SCF RC FUNDING IV LLC

SCF TRS LLC

SCF RC FUNDING CANAL LLC

LB FUNDING I LLC

By: Essential Properties, L.P., as Manager or Member

By: Essential Properties OP G.P., LLC its general partner

By:	/s/ Hillary Hai
Name: Hillary Hai
Title: CFO

[Signature Page to Acknowledgment and Consent]